Exhibit 99.1

CORPORATE PARTICIPANTS

Ken Cruse Sunstone Hotel Investors Inc - President and CEO

Marc Hoffman Sunstone Hotel Investors Inc - EVP and COO

John Arabia Sunstone Hotel Investors Inc - EVP and CFO

Bryan Giglia Sunstone Hotel Investors Inc - SVP - Corporate Finance

CONFERENCE CALL PARTICIPANTS

David Loeb Robert W. Baird & Company, Inc. - Analyst

Eli Hackel Goldman Sachs - Analyst

Ian Weissman ISI Group - Analyst

Smedes Rose Keefe, Bruyette & Woods - Analyst

Enrique Torres Green Street Advisors - Analyst

Ryan Meliker MLV & Co. - Analyst

Josh Attie Citigroup - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen. Welcome to the Sunstone Hotel Investors second quarter earnings call. Following today’s presentation, there will be a question and answer session with instructions provided. As a reminder, this conference is being recorded today, Friday, August 3, 2012. I’d now like to turn the conference over to Bryan Giglia, Senior Vice President of Corporate Finance of Sunstone Hotel Investors. Please go ahead, sir.

Bryan Giglia - Sunstone Hotel Investors Inc - SVP - Corporate Finance

Thank you John. And good morning everyone, and thank you for joining us today. By now, you should have all received a copy of our second quarter’s earnings release, and our supplemental which were released yesterday after market close. If you do not yet have a copy, you can access them on our website at www.sunstonehotels.com.

Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectus’, 10-Qs, 10Ks, and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements. We also note that this call may contain non-GAAP financial information including EBITDA, adjusted EBITDA, FFO, adjusted FFO, and hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

With us on the call today are Ken Cruse, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer; and John Arabia, Chief Financial Officer. After our prepared remarks, the team will be available to answer your questions. I’d like to turn the call over to Ken. Ken, please go ahead.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Thanks Bryan, and thank you all for joining us today. On today’s call, I’ll start by reviewing some of the high points from our second quarter. I’ll then discuss our recent transaction activity, and finally I’ll provide our perspective on industry fundamentals and Sunstone’s positioning. Mark will then cover operations in detail, and John will discuss our balance sheet and finance transactions as well as our updated guidance before I conclude our prepared remarks and open up the call to questions.

To start, we are pleased with our Q2 results which is came in above the high end of guidance and street consensus. As compared to Q2 of 2011, our comparable RevPAR growth accelerated in the quarter, improving by 7.6% to nearly $143. Our comparable hotel EBITDA margins improved by 110 basis points to 32.6%, and when considered on a same-store basis, our Q2 margins were just 100 basis points below prior peak levels achieved in 2008. Implying that as the recovery ensues, our portfolio is on track to materially exceed prior peak EBITDA production. Our adjusted corporate EBITDA improved by approximately 12% in the quarter to $71.1 million, and our adjusted FFO per diluted share improved by approximately 17% to $0.35. And as compared to Q2 2011, our consolidated debt to total book capitalization improved by 910 basis points to 43.8%.

In short, our ongoing focus on proactive asset management, smart re-investments into our portfolio are helping to drive solid improvements in our operating performance. In addition to our intense focus on operations, we continue to execute on other aspects of our business plan as well. As we’ve stated before, our overall goal is to achieve industry-leading stockholder returns by improving our portfolio quality and scale while gradually deleveraging our balance sheet. During and after the quarter, we have taken a number of positive steps in this direction.

First, in June we closed on our acquisition of the 417-room Hyatt Chicago, Magnificent Mile. We’ve completed a master plan for this hotel, and we’ve initiated a comprehensive renovation program aimed at positioning the Hyatt as one of downtown Chicago’s top business transient facilities. The renovation will be complete next summer, and will result in a complete redefinition of the hotel’s restaurant and bar, public spaces, meeting spaces, and guest rooms. The renovation will result in the net addition of two keys bringing the hotel to a total of 419 keys when complete.

Second, in July we closed on our acquisition of our third downtown Chicago asset, the 357-room Hilton Garden Inn Chicago downtown Magnificent Mile. The hotel’s strong urban location, superior RevPAR and EBITDA per key, efficient urban select service model, and close proximity to our other downtown Chicago hotels, make this a highly complimentary addition to our portfolio. As previously announced, we’re proceeding with our plan to capitalize on meaningful synergies across our three hotel Magnificent Mile portfolio through coordinated revenue management and by combining operations management of the Hilton Garden Inn with our Embassy Suites Chicago, which is located directly across the street.

From a portfolio perspective, the Hilton Garden Inn generated RevPAR of approximately $169 in Q2. This was roughly 20% higher than our portfolio average. As you may have seen, when we announced the deal, the price at which we acquired the hotel was 11.7 times 2012 forecasted EBITDA, before adjusting for synergies with the Embassy Suites. This purchase multiple was a full turn below the EBITDA multiple at which we issued shares to fund the acquisition, based on consensus estimates for our 2012 EBITDA.

The third transaction we’ve recently completed is the previously announced sale of the 284-room Marriott Del Mar for $66 million. The transaction is in the final stages of rating agency approval, and we expect the sale to close within the next few weeks. This divestiture will eliminate approximately $47 million in mortgage debt, and will improve our portfolio of quality by removing a smaller, lower RevPAR hotel. From a portfolio perspective, the Del Mar Marriott generated RevPAR of $107.80 in Q2, which was roughly 24% below our portfolio average. The price at which we were selling the Marriott Del Mar equates to approximately 13.7 times 2012 forecasted EBITDA, which is a full turn above the EBITDA multiple at which Sunstone shares currently trade, based on consensus estimates for 2012 EBITDA.

So these three transactions, two well priced equity funded urban hotel acquisitions and one disposition have a highly levered low RevPAR suburban hotel, are 100% consistent with our stated strategy of improving the quality and scale of our portfolio while methodically deleveraging our balance sheet in a highly shareholder-friendly way.

I’ll spend a minute now on industry fundamentals. While it’s difficult to say how much stronger the US lodging industry might have been absent the ongoing macroeconomic turbulence over the past 12 months, it is clear that the macroeconomic concerns have not translated into any measurable degradation of lodging industry fundamentals. In fact, industry fundamentals have remained highly constructive over the past year and continue to improve.

Our belief that the lodging industry is in the first half of a potentially prolonged recovery is supported by the following:

First, businesses are investing. Traditionally US corporate capital investing trends have been highly correlated to US travel trends. In short, the conditions that lead US corporations to make investments in their businesses often also spur US corporations to send their employees on the road to meet customers and drive commerce. Year-over-year, US business capital investments were up 7.2% in Q2 following an increase of 5.4% in Q1. This is a positive harbinger for lodging demand.

Second, groups are booking. Our portfolio produced more group room nights booked for all future periods in the second quarter of 2012 than in any other second quarter in the past five years. For Q2 as compared to the second quarter of 2011, our group production increased 13.3%, and our 2013 pace is now up 13.5%.

Third, supply trends remain muted. Hotel supply is expected to grow by approximately 1% per annum through at least 2014, which is roughly 50% of the long-term average and materially below the supply levels that helped to magnify prior cyclical declines. In light of such muted supply trends, we expect both rate and occupancy to improve, even if we see a moderation in growth of demand for lodging.

And finally, innovation will drive profit growth. We continue to work with our operators to implement new programs and initiatives throughout our portfolio aimed at driving operational efficiencies and greater profitability. Examples include a portfolio-wide energy efficiency program we implemented in the first quarter, ongoing steps to consolidate and modernize food and beverage operations, and increasingly streamlined staffing models with respect to both labor and overhead.

We continue to take meaningful steps to improve our portfolio of quality and scale while deleveraging our balance sheet in a shareholder-friendly way. Our balanced plan is working, as evidenced by Sunstone’s material outperformance in terms of shareholder returns since our new leadership team was finalized last fall. And yet we recognize we have a great deal of wood to chop to achieve our long term objectives. Sunstone now owns a very well positioned institutional grade upper upscale portfolio. Our average hotel size is 415 keys. The majority of our hotels are recently renovated with strong appeal to business transient travelers, and our asset management team continues to find ways to drive profitability while holding our operators accountable to achieving their goals.

Our primary exposures are the top urban growth centers in the US. And yet we continue to trade at a discount EBITDA multiple to most of our comparable peers, in spite of our strong growth, and attractive gearing in the context of what we believe will be a sustained US lodging recovery. We see this as a material opportunity to deliver strong returns to our investors over the foreseeable future. We couldn’t be more confident in our plan or our ability to unlock Sunstone’s full potential in terms of earnings growth and shareholder returns from this point forward. And with that I’ll now turn the call over to Marc Hoffman to discuss our portfolio operations in greater detail.

Marc Hoffman - Sunstone Hotel Investors Inc - EVP and COO

Thank you Ken, and good morning, everyone. Thank you for joining us today. I will review our portfolio’s second quarter operating performance in greater detail, and provide an update on our major 2012 CapEx projects. All hotel information discussed today, unless otherwise noted, is for our 32 hotel portfolio which includes on a pro forma basis all 2011 acquisitions, including the DoubleTree Guest Suites Times Square, the JW Marriott New Orleans, and the Hilton San Diego Bayfront. And includes on a pro forma basis, the 2012 acquisition of the Hilton Garden Inn Chicago downtown, Magnificent Mile, which is not included in our earnings release since we did not acquire the hotel until after the quarter’s end. The Hyatt Chicago which is currently non-comparable, and the Marriott Del Mar are excluded.

For the second quarter, our pro forma comparable portfolio RevPAR was up 7.7% to $143.53, driven by a 3.7% increase in occupancy and a 3.8% increase in ADR. 12 of our hotels generated double-digit RevPAR growth including the Renaissance Orlando, Courtyard LAX, Hilton San Diego Bayfront, and the Hilton North Houston, to name a few.

From a total room segmentation standpoint in Q2, group revenues were up 8.9% with a 3.5% growth in ADR, driven primarily by the Hilton San Diego Bayfront, Renaissance Orlando, Marriott Long Wharf, and the JW Marriott New Orleans. Q2 transient only room revenue increased a strong 7.7% to last year with a 4.6% increase in ADR. Q2 transient room revenue benefited from strength at the Fairmont Newport Beach, Hilton Times Square, and Courtyard LAX, which was offset by weaknesses at the JW Marriott New Orleans, the Renaissance LAX, and the Kahler Grand.

In Q2, our hotels had 657 sell-out nights, compared to 496 sell-out nights in the second quarter of 2011, showing the continued signs of strengthening demand in our portfolio. Similar to Q1, this is the highest number of sell-outs in five years for Q2, indicating our portfolio is operating at occupancy levels that will enable our operators to continue to compress rates and capture a higher percentage of premium rated business going forward. Marriott Long Wharf, Chicago Embassy Suites and Courtyard LAX all saw significant increase in sell-out room nights.

The Renaissance DC was able to achieve a RevPAR growth of 1.7% in the second quarter. This is stronger than the negative 17.5% experienced during the first quarter. We expect the second quarter to be the strongest quarter of the year for this hotel as Q3 and Q4 will be greatly impacted by the displacement from rooms renovation and a soft DC market. The renovation is currently in full swing, which we expect to result in $3 million to $4 million of displacement during Q3 and Q4 of this year. 2013 is still looking strong in DC, with group pace up 46.7% and we continue to expect 2013 to be a stellar year at the DC Renaissance.

The 12 hotels we completed significant renovations at in 2011 continue to ramp up nicely, with Q2 RevPAR up 11.4%. As many of these hotels completed their renovations in Q1 to Q4 last year, we expect to see continued comparable growth in the third quarter as we realize the return on our invested capital.

As noted, our 2012 group pace is up 6.1% over 2011, with all the growth coming from additional group room nights. On a comparable portfolio basis, our group pace at the end of Q1 was up 7.7%. Our pace growth decline between Q1 and Q2 is because our hotels have less availability in the back half of the year.

In Q2, our hotel group sales departments production for all current and future group bookings, excluding the Hilton Garden Inn and the Hilton San Diego Bayfront, was up 12.2% compared to Q2 last year, which is the highest group bookings in the last four years. Group production including the Hilton San Diego Bayfront was down 3.3%. As a mega hotel, the Hilton San Diego Bayfront is likely to have larger swings in group production from quarter to quarter that will skew our entire portfolio. Year-to-date, our comparable portfolio including the Hilton San Diego Bayfront is up 21.8% in group production.

As an indication of both our operators ability to compress business into higher rated segments and the continued recovery in the business demand in the second quarter, our revenues from premium demand sources were strong with pro forma comparable revenues increasing 8.4%, and the majority of that coming from ADR increasing 7.6%, and premium room nights increasing 0.8%. As hotels continue to mix-shift their business into higher rated segments, our corporate negotiated business increased slightly up 1.3% in Q2. We have continued to be more aggressive on both shifting out of the lower rated channels, particularly the discount channels, as well as taking higher-rated business from these channels. We saw a 7.3% rate increase in our discount business in the second quarter.

Our asset managers continue to work closely with our hotels and operators on a weekly basis to maximize hotel room strategies and profits through nimble rate and occupancy strategies, depending upon the changing market conditions street corner by street corner. In addition, we continue to work with all our hotel operators to insure that as RevPAR increases, operating expenses do not creep back in unless significant occupancy increases justify higher costs, and we as asset managers do agree to those increases.

Moving to CapEx. During the second quarter, we invested $26.7 million in our portfolio. For full year 2012, we expect to invest between $85 million and $100 million in the portfolio including major renovations of the Renaissance Washington DC, Renaissance Westchester, and the Hyatt Regency Newport Beach hotels. Two of our most significant investments will be the complete rooms, bathrooms, and corridor renovation of the 807-room Renaissance Washington DC, which we are budgeting at $25 million and the ordering and initial phase of the conversion of the Hyatt Chicago. The majority of the work for the Hyatt Chicago will be done in the first half of 2013 and we’ll begin to place deposits and start some work towards the end of 2012. Overall, we expect to incur approximately $3 million to $5 million in renovation-

related revenue displacement during 2012, which is roughly $1 million to $3 million higher than the displacement we incurred in 2011. With that I’ll turn the call over to John. John, go ahead.

John Arabia - Sunstone Hotel Investors Inc - EVP and CFO

Thank you Marc. Good morning everyone. Today, I’ll give you an overview of several topics, including first, our liquidity and access to capital. Second, our leverage profile and recently completed and anticipated finance transactions. And third, details regarding our earnings guidance.

With respect to liquidity, Sunstone ended the second quarter with approximately $278 million of cash, including $205 million of unrestricted cash. Subsequent to the end of the quarter, we closed on the acquisition of the 357 room Hilton Garden Inn Chicago for almost $92 million, resulting in the adjusted unrestricted cash balance of approximately $113 million. In addition to our strong cash position, we have an undrawn $150 million line of credit, and 14 unencumbered assets, including the Hyatt Chicago and the Hilton Garden Inn Chicago. In 2011, these unencumbered hotels collectively generated approximately $55 million of EBITDA. Our unrestricted cash balance exceeds the $58 million total of all of our debt maturities through 2015.

At the end of the quarter, Sunstone had $1.48 billion of consolidated debt, which includes 100% of the $236 million mortgage secured by the Hilton San Diego Bayfront. Adjusting for the debt attributed to our minority partners in this asset, our pro rata debt balance is currently $1.42 billion. Our debt has a weighted average term to maturity of nearly five years and an average interest rate on all of our debt, including the effects of our interest rate derivative agreements, is just under 5%. Our variable rate debt as a percentage of total debt stands at 28%, and a $58 million of debt maturing through early 2015 represents less than 2% of our current enterprise value.

Over the past quarter, we made considerable progress towards our goal of reducing leverage in a methodical and shareholder-friendly manner. As a result of the repayment of the Long Beach Renaissance mortgage, the issuance of roughly $185 million of equity, and the acquisition of our two unlevered Chicago Hotels, our ratio of net debt and preferred, to trailing pro forma EBITDA now stands at 7 times. This figure represents a 90 basis point reduction from where we stood at the end of the first quarter of 2012, and a 190 basis point reduction over the past year. Furthermore, we expect to end 2012 at a ratio of net debt and preferred to EBITDA of 6.6 times following the sale of the Marriott Del Mar. Despite recent progress we will continue to reduce our leverage in a manner that protects or enhances shareholder value as we look to sell highly levered assets and issue equity to fund hotels when the value of our currency properly reflects the intrinsic value of our portfolio.

Now let’s turn to our updated earnings guidance. A full reconciliation of our current guidance can be found on pages 16 and 17 of our supplemental, as well as in our earnings release. We expect third quarter 2012 RevPAR growth of 3% to 5%, with adjusted EBITDA between $57 million and $60 million, and adjusted FFO per diluted share between $0.20 and $0.23. As Ken noted, our second quarter performance has lead us to increase our full year 2012 guidance adjusted for acquisitions and equity issuances. We have increased the mid point of our adjusted EBITDA guidance by $2.5 million, to a range of $239 million and $245 million, and increased the mid point of our adjusted FFO guidance by $0.02 per diluted share, to a range of $0.97 to $1.02.

As Marc noted, we expect that RevPAR in the second half of 2012 will be negatively impacted by isolated factors including soft group business in Washington DC, and approximately $3 million to $5 million of hotel revenue displacement from our sizeable renovation activity. Furthermore, we are mindful of the relatively soft economic news of late, and therefore we have taken a marginally more conservative view towards operating fundamentals in the second half of the year.

That said, we remain optimistic regarding the outlook for revenue and profit growth in the remainder of 2012, as a result of positive group booking pace, strong group booking production, and healthy pricing pressure in many cities stemming from a high number of sold out room nights. With that I’ll turn the call back over to Ken to wrap up our prepared remarks.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Thank you very much, John. Just a few closing remarks before opening the call up to questions. As I noted earlier, in spite of the difficult macroeconomic backdrop, lodging industry fundamentals have continued to strengthen over the past year and remain highly constructive. While as John noted, we are conservative in our estimate of the industry fundamentals for the remainder of this year. Supply trends and capital costs are at historic lows, while lodging demands continues to build, with groups booking and business travelers hitting the road in record numbers. The lodging industry’s leading indicators clearly point toward prolonged growth over the years ahead.

Sunstone’s recently renovated, well-located portfolio is positioned to capitalize on continued lodging industry growth. And while we will continue to deleverage in a measured and deliberate way such as by funding acquisitions using equity priced at attractive relative valuations, and by using excess cash flow to repay debt, rather than funding material cash dividends. We believe our balance sheet is now attractively geared for the current phase of this cycle, especially when considering our low cost, well staggered, single asset mortgage structure, and the fact that 14 of our hotels are completely unencumbered by indebtedness.

Apart from our solid portfolio and well capitalized balance sheet, our greatest competitive advantage lies with our team. Over the past year, our carefully selected leadership team has crystallized exceptionally well. While each of us has room to improve, the teams capabilities, chemistry, discipline, and enthusiasm are in my opinion second to none. We have a lot to be proud of at Sunstone, but I am most proud of my association with such a talented group. As I said earlier, our goal going forward is to continue to unlock Sunstone’s considerable potential by adhering to our strategy and building a positive track record one smart step at a time.

Thank you for your time today, and we greatly appreciate your interest in Sunstone, and we look forward to meeting with many of you over the next couple of months. With that let’s open up the call to questions. John, please go ahead.

QUESTION AND ANSWER

Operator

David Loeb - Robert W. Baird & Company, Inc. - Analyst

I thought maybe you could talk a little bit about acquisitions. I’m particularly interested how the pipeline looks and pricing, but I’d also like to hear about your manager relationships and whether that’s likely a source of acquisitions particularly since you did some shuffling related to Chicago.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

David, thanks very much for the question. Appreciate that. First of all, the manager relationships if you look at the Hyatt Chicago Magnificent Mile acquisition actually that was in part sourced through one of our strong manager relationships with Davidson who’s one of our top operators. We hold that group in very high esteem. So we’ve made no secret about it that we want to spend time rewarding manager relationships that produce well from our Company, and I think we’ve kind of held our word on that one.

Going forward, we’ll certainly source acquisitions through a variety of different channels. Least likely to be the broker channels, everything that we’ve acquired over the past year has been done so as has been acquired through creative relationship-based channels which would include managers.

To the first part of your question, as far as the pricing and pipeline. We had a conversation about this earlier in the week, that pricing has continued to improve. The market has continued to rationalize in terms of where deals can get done. If you’re smart about it and creative about it you can find some exceptional deals. I would hold our Hilton Garden Inn Chicago transaction as exactly that. Once again, we were able to leverage a manager relationship. We were able to provide a contract to the manager of the Hilton Garden Inn in exchange for acquiring that hotel at a very attractive price.

The full term below the EBITDA multiple at which we issued equity to buy the hotel, and yet the asset generates RevPAR well in excess of our portfolio average. EBITDA per key well in excess of our portfolio average, and has the ability to achieve significantly higher numbers once Marc Hoffman and his team are done implementing their complexing strategy with the management of that hotel and the Embassy Suites across the street. Yet another example of where we’ve rewarded a manager relationship with a contract in exchange for a smart transaction.

As far as cap rates and valuations go, obviously the interest rate environment has continued to improve with the 10-year at record lows. You’re seeing a much better functioning CMBS market, better functionality also in the life Company loan market, and the term loan market for that matter. We’re not a user of debt, but I think it is a good indicator of the health of the potential acquisitions market.

So, while in general at these levels we’re probably not an aggressive acquirer unless we can acquire hotels at a meaningful discount to where we’re able to issue equity to acquire them, we do see deals presenting themselves on a daily basis. Good pipeline.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Okay. And then on the flip side of that, I understand the dispositions are taking a while. I understand how that process works. But are they more behind that? Are there other hotels that you would look at as potential disposition targets? How many characteristics were like that?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

As we’ve said before, part of our portfolio management strategy is to continue to build an urban core upper-upscale institutional-grade portfolio compiled of larger hotels. Generally hotels that are generating RevPAR in excess of what we’re currently generating portfolio-wide, which for the second quarter was about $143. There are a number of hotels you can see in our supplemental the are legacy assets for the Company that may not fit within that core strategy, and over time we may look to place those in homes that are more suited to those asset types.

At this point we’re not in a position to comment on any asset sales. But I think the angle that you’re headed is a good one. Certainly improving our portfolio quality can occur. Both through acquisitions, through aggressive asset management, through smart deployment of capital into our existing hotels, and by pruning certain hotels from the portfolio.

David Loeb - Robert W. Baird & Company, Inc. - Analyst

Okay. Great. That’s all I have, thanks.

Eli Hackel - Goldman Sachs - Analyst

Can you just go over some of the synergies you think you can have by clustering the hotels in Chicago, possibly maybe even a dollar amount there? Also can you just maybe talk where you think you got these in terms of replacement costs? And then finally, I think there’s some new limited service supply coming in the Chicago market next year, just wanted to know your thoughts about supply in that market. What’s a longer-term strategy related to the preferreds especially given how low debt financing is right now?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

As it relates to the Chicago acquisition, you’re right. First of all, on the synergies front. We did not disclose specifics on the synergies. We feel it’s prudent to hold back on that number until we’re able to deliver on it. As you can imagine, we’ve penciled out or more than penciled out a number of direct savings opportunities. And more importantly, or equally importantly, we’ve also identified specific and significant revenue management opportunities.

You can look at our supplemental this quarter and you can see how well the Hilton Garden Inn performed in terms of RevPAR versus the Embassy Suites across the street, and yet the Embassy Suites is the hotel that we renovated last year. You would expect that asset to be performing at or above the RevPAR trend on a year-over-year basis than the Hilton Garden Inn.

I think part of what you’re seeing there in terms of the disconnect is competition between those two hotels. Whereas going forward, you’re going to see cooperation and a joint revenue management strategy. So significant opportunities we believe on the upside in both hotels.

And then on the operations front, as you can imagine, you’ve got two relatively small hotels that when we combine the two, we can save quite a bit by running them as a 700-plus room single asset. They’re just across the street from one another. I’m not going to provide any specifics in terms of the dollar amounts, but you can imagine it’s considerable especially relative to the EBITDA that’s currently generated by both of those assets.

As it relates to the supply in the market absolutely. There’s a threeplex coming on several blocks up from our hotel that’s being developed by White Lodging. That will be delivered in the next year or so. It’s further up in the market. It was highly factored into our analysis when we acquired the Hilton Garden Inn.

The way we see it is we are Magnificent Mile on State Street, that’s further up in the market, and it’s a very deep Chicago market. We don’t expect that asset will have significant impact on our hotels. Any of the three hotels that we own in the city. However, we are cognizant of it and we’re aware that likely will at least create some turbulence in the supply market or for a little while as the hotel is assimilated.

As far as your question on the preferred, clearly 8% paper, which is trading right at about par, at this point with no prepayment penalty is representing a pretty high fixed cost for the Company. As we’ve stated time and time again, deleveraging is one of our core goals. When you can get rid of expensive paper like that, even though it doesn’t have a maturity, and do it without a penalty, that’s obviously high on our list of potential debt pay downs.

We have nothing to announce today in terms of repaying preferred. And also our strategy really is not, and I don’t believe will, entail issuing equity directly to shift capital in our capital stack. We’d rather deleverage through smart acquisitions like the Hilton Garden Inn, like the Hyatt in Chicago rather than just issuing equity straight up to repay debt. We characterize the preferred as indebtedness. I don’t know if Marc, did you have anything else on Chicago we’re good there. And John anything else on the preferreds?

John Arabia - Sunstone Hotel Investors Inc - EVP and CFO

The reason you’re probably bringing these questions up is obviously the preferred market has been incredibly strong. We’ve seen a number of very well-priced issuances literally over the past week or two. There could be an opportunity there, something that we continue to evaluate if potentially able to swap those out, which much lower cost paper. That’s all that I would add.

Eli Hackel - Goldman Sachs - Analyst

That’s great. Thank you very much.

Ian Weissman - ISI Group - Analyst

I don’t know if you’ll comment specifically on the progress of the non-core asset sales that were talked about earlier in the year. What would you say has been the biggest impediment to getting those deals done?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Biggest impediment to non-core asset sales, we’re not going to sell hotels at fire sale prices. You’ve seen a transaction market over the course of this year that’s continued to improve. As you’ll remember a year and a half ago, two years ago, most of the deals were being done by other REITs.

Now we’re starting to see the market broaden out a little bit. And the types of acquirers that would be quality candidates to acquire our non-core hotels have materialized over the course of this year. But our position is while yes, pruning the portfolio and harvesting gains on assets that where we’ve executed our full business plan and that are no longer representative of the core hotels that we’d like to own, it’s clearly part of our strategy.

We’re going to do it in a measured and deliberate and smart way. And as a result, it takes longer to negotiate deal terms. And then because these assets are encumbered by assumable mortgage debt, that’s actually one of the attractive features for most acquirers. It also makes the assumption — the sale process that much more difficult and time consuming, because you’ve got to deal with servicers, then special servicers, and then finally rating agencies.

And as I mentioned on the call, the Marriott Del Mar sale is currently at the rating agency level, so we’ve cleared every single approval hurdle at this point and then we’ve got one more rating agency to approve the deal. And it’s just each step of the way can take between one to six weeks and it takes time.

Ian Weissman - ISI Group - Analyst

Everyone talks about deals in gateway cities, but I’ll just make a general question and maybe it fits within your non-core assets. But do you think you’ll see an acceleration of non-core sales over the next six months? Or I’d call it not non-core but call it tier 2, tier 3 assets.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Possibly, because you’ve seen now the mortgage market continue to evolve to a point where acquirers who are maybe less well capitalized or smaller entities than a public Company can access the secured mortgage market at a pretty high LTV level at fairly attractive terms. This is both through CMBS Life Company and even term debt now that it’s available.

So yes, that, as I alluded to in my comments is probably going to be a solid driver for these second tier asset sales. Because the acquirers themselves follow slightly different characteristics than the companies like ours that are selling them.

Ian Weissman - ISI Group - Analyst

Okay, and finally, corporate expense came in a little bit heavier than we were expecting. Is there something going on in this quarter? And then what’s the good run rate going forward?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Sure. For corporate expense we did have some deal costs during the course of the quarter. We’ve spent a fair amount of time and resources exploring a couple of different opportunities that are still in the hopper, if you will. So, we ran a fair amount of acquisitions and pending acquisition costs through the P & L. We also had some costs with respect to the pending sale of Del Mar. Beyond that, it was really normal business on the G & A side. Run rate for cash G&A is still, as we indicated I think in the release, between $19 million and $20 million.

Ian Weissman - ISI Group - Analyst

Okay. All right. Thank you very much.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

I wanted to ask you if you could talk about some of your gateway markets meetings calendar for next year and specifically in DC. It sounds like your trends at the Renaissance are shaping up well, but if you look at the convention calendar for the DC Convention Center it’s really very weak for next year. I’m just wondering what’s happening at your property and do you think that the city-wide convention calendar will improve next year? And then maybe touch on Boston and Chicago and some of your other markets what you’re seeing for next year.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Let me start that off and I’ll shoot it over to Marc. Actually DC and Baltimore are both up next year in terms of the number of city-wides, and DC you’ve got the combination of the inauguration and all sorts of other activity that happens on the year following the election. So I’ve got to say, we couldn’t be more bullish on DC in 2013, and Baltimore tends to coattail off of what’s going on in DC.

You’re right, some of the other strong markets this year for city-wides, including New York and Boston for example, and San Diego as well, are going to see slightly lower run rates on city-wides next year. But I think that’s one of the benefits of having fairly major group boxes in all these markets is that you see a rotation into one market and out of another. And let me give it over to Marc, because he’s got some other much more specific information on these investments.

Marc Hoffman - Sunstone Hotel Investors Inc - EVP and COO

DC 2012 city-wides were down significantly, as I’m sure you know from the 20 in 2011 to 11 in ‘12 and total room nights are down — convention room nights in ‘12 are down almost 29%. 2013 city-wides are up 3 to 14. But more importantly, they’re up three. It’s where they fall and the types of city-wides. Of the 14 conventions, 13 of them compress out at more than 15,000 to 20,000 rooms for the city which is very, very strong.

Baltimore city-wides in 2012 were down from 21 in ‘11 to 17 in ‘12, and peak city-wide days were down 30%-plus. However in 2013, city-wides are back up to 21 with definite pace up almost 30% for city-wides. Boston was a very strong year in 2012 with 26 city-wides and the breadth of those city-wides also north of 7,500 was very strong up from 21 in ‘11. 2013, the city-wides are back to a more normal run rate of 21.

New York city-wides are up in ‘12 from 23 to 27, and in ‘13 they’re back to the normal run rate of 22 to 23. San Diego, a very strong year this year; 57 city-wides. We consider city wide there of anything above 1,500 potential demand. In 2013, that number is down slightly to north of 50. In 2015 the current — 2014 the current pacing for city-wides is around 50 as well. For our particular hotels, we’ve got very good pace.

Our DC Renaissance pace is up 47% in ‘13. It’s down slightly in ‘14 and then back up 48% in ‘15. Orlando is up 9.5% in ‘13, up a few percent in ‘14, and up 3%-plus in ‘15. Baltimore is up 39% in ‘13, 13 in ‘14, and down about 10 in ‘15. And then San Diego is up single digits in ‘13, ‘14 and ‘15.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Great. Thank you. Thanks for all that detail.

Enrique Torres - Green Street Advisors - Analyst

I was wondering if you could comment on how you think asset values and return expectations have changed, if at all, in the past 90 days or so, given what debt has done? Thank you.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

How have asset values changed in the 90 days or so? I’ve got to tell you we don’t think that there’s been a fundamental change in underlying asset values over the last 90 days. Definitely do believe, as I indicated in my comments, that with the industry leading indicators continuing to strengthen and show positivity going forward, and then with core interest rates continuing to decline, and we look at BAAs instead of US Treasuries as a better indicator, but you’ve still seen positive trends on that interest rate.

All of those point to continued strength in asset pricing. So while we have limited data points, and I don’t believe there’s a valid statistical sampling over the last 90 days of what’s happening with asset trends, all the empirical data would point toward continued strengthening in asset prices.

Enrique Torres - Green Street Advisors - Analyst

Great, thanks, I appreciate your insights and color.

John Arabia - Sunstone Hotel Investors Inc - EVP and CFO

I would add to that as Ken said earlier I just want to add emphasis to it. That the credit markets are getting a little bit better, and you’re seeing a little bit more activity, more transaction volume that’s likely to hit in the second half. And just based on overall pricing chatter and expectations, also the number of people that are expected to come to the transaction market, I don’t think there’s been any reduction in asset values over the past 90 days with all the negative economic news. I think if anything it continues to trickle up.

Enrique Torres - Green Street Advisors - Analyst

But the improvement in the debt markets, does that also help with all the red tape that you have to get through in terms of asset sales and transferring ownership and going through the credit approvals for the new owners? And does it help that process at all, or is it really an improvement in the debt market or it’s independent of that? Or does it make the standards easier to get through the hurdles?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

That’s actually a good question. I think the process for debt assumption has certainly improved over the last several years. Back in the ‘08, ‘09 time frame it just wasn’t going to happen. And so with that as a reference point, certainly the process has improved. And I agree. Once there’s a more competitive market, once acquirers do have viable alternatives to assuming debt. If they can repay and replace the debt instead of simply assume it, they have a little bit more strength in the negotiation.

So yes, you’ve seen some more rationality pervade the conversations as it relates to loan assumptions. I don’t know how measurable that is, but once again certainly the indicators are that’s becoming a more high functioning market.

Enrique Torres - Green Street Advisors - Analyst

Great color. Thanks guys.

Ryan Meliker - MLV & Co. - Analyst

Congratulations on another solid quarter. Just a couple quick questions for you. First on group pace that you gave for 2013, if I think up to 13.5%. Is that revenue or is that rooms? And if it’s revenue, could you break it out between rooms and rate? And if it’s rooms could you give us the rate along with it?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

First of all, thank you very much for the congratulations. It’s gratifying to see our that solid Q2 report has sparked a broad based market rally, so we’re very happy with that. As it relates to pace for 2013, yes, we’re up 13%-plus for the whole portfolio. That’s pretty much all rooms. So rate is slightly up, but it’s almost all occupied rooms on our pace rate.

Ryan Meliker - MLV & Co. - Analyst

So with that being said, maybe this is a good question for Marc. Are you guys grouping up for 2013? Are you expecting your overall group demand as a portion of your total demand base to be higher in 2013? And are you sacrificing rate to do that to the extent that there’s macro uncertainty and you’d rather be safe than sorry?

Marc Hoffman - Sunstone Hotel Investors Inc - EVP and COO

Yes, good question. We saw group rate increase in Q2 by 3.6% for the 32 pro forma comparable hotels. And as we talked about, we’re pacing for group rate basically flat down slightly Q3, Q4. A lot of the brands, the big box houses are talking about strength of group. The majority of that is really occupancy. Most of our group pace for ‘13 that’s booked is booked because of contracts signed really as much as in ‘10 and ‘11 and somewhat this year.

We are clearly pushing the rate now for group, but I think we want to make sure that we can have good base laid so that we can continue to drive transient rate, which is a huge key. And as you’ve seen this year, we’ve got great transient rate growth. And we’re continuing where we have compression to push group rate very hard.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

I think that’s a good way to describe it Marc. Is that the group pace, while it’s all group rooms and limited increase and ADR, is part of a mixed management strategy that’s enabling our hotels to eliminate these discount channels.

As the market continues to strengthen as we continue to approach peak occupancy, grouping up and filling our hotels, even though there’s a limited year-over-year increase in rate, we’re filling it with high-rated group business that has terrific ancillary spends in the hotel. And we’re trying to use those — that additional base of business to eliminate the discounted channel that the hotels have been accessing over the last couple of years.

Ryan Meliker - MLV & Co. - Analyst

Okay, that’s helpful. And then just one other quick question, a follow-up to David’s question earlier on. You obviously had an incredibly successful arrangement with Davidson where you were able to put together a couple different assets for acquisition. Are you focused going forward on working with other third-party operators as opposed to brands for some of the things that they can bring to the table while you can still maintain some brand relationships?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Yes, absolutely. Appreciate you asking that question. We love the idea of having a competitive stable of top-tier operators running our portfolio. As I mentioned in my prepared remarks, we also while we love to celebrate successes and we want to do a lot of that, we also like the ability to hold our operators accountable for achieving the operating objectives that we all set forth. Having third-party operators that agree with that approach and are exposed if they don’t perform and are rewarded if they do works very well for us.

I should mention that Crestline is the operator of the Hilton Garden Inn in Chicago and we acquired that hotel from them. We kept them in as operator and that’s yet another very strong relationship for us. Interstate runs a number of our hotels as does High Gate et cetera. We’ve got a lot of good third-party operator relationships we’d like to continue to build that.

We find that we do have a fair amount of control and interaction with independent operators that in many instances exceeds the level of control that we would have under brand managed hotels. And that’s not to say that with the brand managed hotels we don’t have a very good aligned relationship.

We made two general manager changes over the last quarter in hotels that have hit our radar screen as hotels that were underperforming. They should have done better than what they did. And in working with the manager, we made changes to the general managers, and those were brand managed hotels in both cases. We don’t like to follow that course, but our managers know across the board whether it’s brand managed or independent managed that we’re going to hold them accountable for strong performance.

Josh Attie - Citigroup - Analyst

The high end of your guidance seems to imply for the fourth quarter RevPAR up 10%. Is that correct? Am I doing the numbers right? And if it is, can you talk about what drives that level of growth at the high end?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Sorry, that’s a little bit misleading. What you’re seeing with our numbers is we obviously didn’t give fourth quarter numbers. You’re right. If you would just map this thing out across the board you’d end up with a potential for very significant growth in RevPAR in the fourth quarter. We’re not going to say that’s not likely or not possible, but we’re certainly not modeling that level of growth in the fourth quarter.

You are seeing potentially a little bit of conservatism in our third quarter numbers, but across the board for our fourth quarter numbers, we are not showing — in our current forecast we’re not showing a 10% growth in RevPAR.

Josh Attie - Citigroup - Analyst

So to hit the high end of your EBITDA and FFO guidance, that would be something less than 10% RevPAR growth in the fourth quarter?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Significantly less than 10% growth in the fourth quarter.

Josh Attie - Citigroup - Analyst

It’s just a function of the way the numbers are averaging?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Yes.

Josh Attie - Citigroup - Analyst

If I could just follow-up on Ian’s question on the G & A. Did you mention that the acquisition costs incurred in the quarter were for pending deals?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

No, it was not pending deals. The pending sale of the Marriott Del Mar, yes. So there were approximately $1.3 million of acquisitions related costs for a couple of deals that we went heavy on and ended up concluding they were not the right transactions for the Company. So those were expensed in the quarter.

Josh Attie - Citigroup - Analyst

Okay, but not for acquisitions that haven’t occurred yet?

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Correct, Josh.

Josh Attie - Citigroup - Analyst

Okay, thank you.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

I just wanted to go back to your commentary on the pace of group bookings for 2013 with rate being flat but demand improving. So what sort of percentage of your group bookings for next year do you think are on the books now? And is it fair to think about that if maybe your 50% done that the balance of that you would be more aggressive on pricing, so net-net you would expect to see overall group revenues improve next year with higher rate?

Marc Hoffman - Sunstone Hotel Investors Inc - EVP and COO

Yes, you’re absolutely correct. The largest percentage of group bookings that are on the books right now are at our four big hotels, because the majority of our remaining hotels book within a 12-month booking cycle. We continue to see good rate growth looking at those hotels. And as I said, with us being up 13%-plus ended up, and the majority of it being in rooms we’re obviously up in rooms compared to prior year. And we do expect in our bigger hotels everything being booked inside between now and the end of ‘13 to have a very solid ADR growth.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

All right, thank you.

Operator

We have no further questions at this time. Please continue.

Ken Cruse - Sunstone Hotel Investors Inc - President and CEO

Great. Thank you John. Appreciate it and thank you all for joining us on the call today. We look forward to meeting with many of you in the near future and we appreciate your continued interest in Sunstone.